Exhibit 99.1

                                                                                     NEWS RELEASE
NOT FOR IMMEDIATE RELEASE                                       RSH-2009-009

Investor Contact:                                                                                                             Media Contact:
Phyllis Proffer                                                                                                                 Wendy Dominguez
Investor Relations                                                                                                            Media Relations
(817) 415-3189                                                                                                                817-415-3300
investor.relations@radioshack.com                                                                                                     Media.Relations@RadioShack.com

RadioShack Corporation Announces Growth in Revenues
And Income for the First Quarter 2009

Fort Worth, Texas, April 23, 2009 – RadioShack Corporation (NYSE: RSH) today announced preliminary net income for the first quarter ended March 31, 2009, of $43.1 million, or $0.34 per diluted share, compared with net income of $38.8 million, or $0.30 per diluted share, for the first quarter ended March 31, 2008.

Operating income for the first quarter increased 25 percent to $80.1 million, or 8.0 percent of sales, compared with $64.2 million, or 6.8 percent of sales, last year.

Total net sales and operating revenues were up 5.6 percent to $1,002.1 million compared with $949.0 million for the same period last year.  Comparable same-store sales for company-operated stores and kiosks increased 5.0 percent during the first quarter compared with the first quarter of 2008.

Commenting on the financial results, RadioShack’s Chairman and Chief Executive Officer Julian Day said, “We are very pleased with the results we reported today.  An eight percent operating margin is the strongest first quarter performance we have achieved since 2004.  Of particular note were strong performances in our wireless business and digital converter boxes.”

RadioShack generated $86.1 million in net cash from operating activities during the first quarter ended March 31, 2009 compared with $7.4 million during the same period last year.   Capital expenditures during the first three months of the year totaled $26.2 million and RadioShack is estimating capital expenditures for 2009 to be in the range of $75 million to $100 million.

“Our disciplined approach to working capital management has again resulted in further strengthening our balance sheet and we continue to believe that a strong balance sheet is important in trying economic times,” Day said.

Cash and cash equivalents as of March 31, 2009 were $873.2 million, an increase of $403.9 million compared with the first quarter of last year.   Inventories of $575.8 million at the end of the first quarter of 2009 were $87.6 million lower than the first quarter of last year.

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First Quarter Results

Adoption of APB 14-1

On January 1, 2009, RadioShack adopted FASB Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion.”  Due to this accounting change, the company expects to recognize additional non-cash interest expense of approximately $14 million for the year ended December 31, 2009.  For the first quarter ended March 31, 2009, the adoption of APB 14-1 resulted in a $3.3 million non-cash increase to interest expense.

In August of 2008, the company issued $375 million principal amount of convertible senior notes due August 1, 2013.  The convertible notes were issued at par and bear interest at a rate of 2.5 percent per annum.  Interest is payable semiannually, in arrears, on February 1 and August 1.

Net Sales and Operating Revenues

Total net sales and operating revenues in the first quarter of 2009 increased $53.1 million to $1,002.1 million compared with $949.0 million for the same period last year. The 5.6 percent increase was attributable to a 5.5 percent increase in the sales generated by U.S. company-operated stores; a 10.0 percent decrease in kiosk sales; and a 23.9 percent increase in other sales.  The decrease in kiosk sales was primarily due to fewer Sprint kiosks, which was partially offset by an increase in the sales generated by Sam’s Club kiosks.   Other sales were up for the quarter primarily due to the addition of sales generated by RadioShack de Mexico acquired in December 2008 and a 27.6 percent increase in online sales, which were partially offset by a 7.9 percent decline in dealer sales during the first quarter.

First quarter 2009 comparable same-store sales for company-operated stores and kiosks increased 5.0 percent compared with the first quarter of 2008.  The increase was primarily attributable to the strong performance of digital converter boxes, postpaid wireless and flat-panel televisions, which was partially offset by a decline in GPS, wireless accessories, digital cameras and digital music players.

The first quarter of 2008 had one additional selling day compared with the first quarter of 2009.  The Company is estimating that comparable same-store sales would have been 6.3 percent after adjusting for the additional day.

RadioShack sold over one million digital-to-analog television converter boxes during the quarter, which generated approximately $70 million in sales.  The company is estimating that converter box sales negatively impacted the gross profit rate during the first quarter by approximately 1.3 percent.

Gross Profit

Consolidated gross profit for the first quarter of 2009 was $467.6 million, or 46.7 percent of sales, compared with $449.6 million, or 47.4 percent of sales, for the first quarter last year.  The increase in gross profit dollars year over year was primarily due to increased

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commission rate and increased customer activations related to the postpaid wireless business and increased sales of converter boxes.  The gross profit rate for the first quarter was negatively impacted by the merchandise mix of sales for the quarter as noted above.

Selling, General and Administrative

Consolidated selling, general and administrative expenses for the first quarter of 2009 were $365.8 million, or 36.5 percent of sales, compared with $362.4 million, or 38.2 percent of sales, for the first quarter last year.  Expenses for the quarter were up slightly primarily due to increased incentive compensation and the full consolidation of the company’s Mexico operations as a wholly owned subsidiary.  RadioShack acquired the remaining interest of its joint venture, RadioShack de Mexico, S.A. de C.V. in December of 2008.

The 1.7 percent reduction in the consolidated selling, general and administrative expense rate is due to the leverage of increased sales during the first quarter of 2009 compared with the first quarter of 2008.

Operating Income

First quarter 2009 operating income was $80.1 million compared with operating income of $64.2 million last year. Operating income for the first quarter of 2009 was 8.0 percent of sales compared with 6.8 percent of sales in the prior year.

Net Income

Net income for the first quarter ended March 31, 2009 was $43.1 million, or $0.34 per diluted share, compared with net income for the first quarter ended March 31, 2008 of $38.8 million, or $0.30 per diluted share, including a favorable tax benefit.

The effective tax rate was 38.5 percent for the first quarter of 2009 compared with 34.5 percent for the same period a year ago.  The effective tax rate for the first quarter of 2008 included a favorable tax benefit resulting from a credit to income tax expense due to the execution of a closing agreement with respect to a Puerto Rico income tax issue during the period.

Forward-Looking Statements

This press release contains or may contain forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (“the Act”).  These forward-looking statements reflect management’s current views and projections regarding economic conditions, retail industry environments and company performance.  Factors that could significantly change results include, but are not limited to, sales performance, economic conditions, product demand, expense levels, competitive activity, interest rates, changes in the company’s financial condition, availability of products and other risks associated with the company’s vendors and service providers, the regulatory environment and factors affecting the retail category in general.  Additional information regarding these and other factors is described in the company’s filings with the SEC, including its most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

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About RadioShack Corporation

RadioShack Corporation (NYSE: RSH), headquartered in Fort Worth, Texas, is one of the nation’s most experienced and trusted consumer electronics specialty retailers.  Operating from convenient and comfortable neighborhood and mall locations, RadioShack stores deliver personalized product and service solutions within a few short minutes of where most Americans either live or work.  RadioShack has approximately 4,400 company-operated stores; almost 1,400 dealer outlets; nearly 700 wireless phone kiosks throughout the U.S.; and approximately 200 company-operated stores in Mexico.  RadioShack employs a diverse workforce of more than 34,000.  Our knowledgeable sales associates are committed to adding value to the in-store shopping experience by offering advice and helping customers choose the best technology solution to meet their needs. For more information, visit www.radioshack.com.

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RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income (Unaudited)
(In millions, except per share amounts)
	Three Months Ended
	March 31,
	2009	2008

Net sales and operating revenues	$1,002.1	$949.0
Cost of products sold	534.5	499.4
Gross profit	467.6	449.6

Operating expenses:
Selling, general and administrative	365.8	362.4
Depreciation and amortization	21.5	22.4
Impairment of long-lived assets	0.2	0.6
Total operating expenses	387.5	385.4

Operating income	80.1	64.2

Interest income	1.5	3.6
Interest expense	(11.5)	(7.1)
Other loss	-	(1.5)

Income before income taxes	70.1	59.2
Income tax provision	27.0	20.4

Net income	$43.1	$38.8

Net income per share:

Basic	$0.34	$0.30

Diluted	$0.34	$0.30

Shares used in computing net income per share:

Basic	125.4	131.2

Diluted	125.4	131.3

Shares outstanding	125.1	131.1

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RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)
(In millions)
	March 31,	March 31,
	2009	2008

Assets
Current assets:
Cash and cash equivalents	$873.2	$469.3
Accounts and notes receivable, net	205.1	182.3
Inventories	575.8	663.4
Other current assets	90.9	98.1

Total current assets	1,745.0	1,413.1

Property, plant and equipment, net	300.6	302.7
Other assets, net	152.9	114.0
Total assets	$2,198.5	$1,829.8

Liabilities and Stockholders’ Equity
Current liabilities:
Short-term debt	$37.8	$26.5
Accounts payable	189.0	200.6
Accrued expenses and other current liabilities	287.3	295.5
Income taxes payable	20.2	21.3

Total current liabilities	534.3	543.9

Long-term debt	662.4	353.5
Other non-current liabilities	95.3	120.8

Total liabilities	1,292.0	1,018.2

Stockholders’ equity	906.5	811.6
Total liabilities and stockholders’ equity	$2,198.5	$1,829.8

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RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Unaudited)
(In millions)
	Three Months Ended
	March 31,
	2009	2008
Cash flows from operating activities:
Net income	$43.1	$38.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24.1	25.0
Impairment of long-lived assets	0.2	0.6
Stock option compensation	2.0	2.6
Net change in liability for unrecognized tax benefits	1.4	0.9
Deferred income taxes	1.1	0.3
Other non-cash items	5.0	(1.9)
Provision for credit losses and bad debts	0.4	0.2
Changes in operating assets and liabilities:
Accounts and notes receivable	38.5	72.8
Inventories	71.2	41.9
Other current assets	7.4	(1.5)
Accounts payable, accrued expenses, income taxes payable and other	(108.3)	(172.3)
Net cash provided by operating activities	86.1	7.4

Cash flows from investing activities:
Additions to property, plant and equipment	(26.2)	(14.1)
Proceeds from sale of property, plant and equipment	0.1	0.1
Other investing activities	-	0.9
Net cash used in investing activities	(26.1)	(13.1)

Cash flows from financing activities:
Changes in short-term borrowings and outstanding checks in excess of cash balances, net	(1.6)	(29.7)
Repayment of borrowings	-	(5.0)
Net cash used in financing activities	(1.6)	(34.7)

Net increase (decrease) in cash and cash equivalents	58.4	(40.4)
Cash and cash equivalents, beginning of period	814.8	509.7
Cash and cash equivalents, end of period	$873.2	$469.3

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